Exhibit 99.2

Fibrocell and Intrexon Announce Collaboration to
Address Chronic Inflammatory and Degenerative Diseases of the Joint

Companies to Develop Best-in-Class Treatment for Arthritis and Related Conditions
Through Targeted, Long-term Therapeutic Delivery While Sparing Systemic Effects

EXTON, PA and GERMANTOWN, MD - January 4, 2016 - Fibrocell Science, Inc., (NASDAQ: FCSC), an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs, and Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced an Exclusive Channel Collaboration (ECC) for the development of genetically-modified fibroblasts to treat chronic inflammatory and degenerative diseases of the joint, including arthritis and related conditions. According to the Centers for Disease Control and Prevention, arthritis-characterized by joint inflammation, pain, and decreased range of motion-is the United States’ most common cause of disability affecting more than 52 million adults as well as 300,000 children at a cost exceeding $120 billion.

“The synergy of our versatile fibroblast platform with Intrexon’s genetic engineering is readily apparent through two product candidates, FCX-007 and FCX-013, which have generated encouraging preclinical data across difficult-to-treat indications,” said David Pernock, Chairman and Chief Executive Officer of Fibrocell. “We are excited by the expansion of our relationship with Intrexon and believe the power of our combined platforms will allow us to vie for leadership in this major therapeutic category and bring hope to patients and their families.”

Through the collaboration, Fibrocell’s proprietary fibroblast platform will be combined with Intrexon’s cellular engineering capabilities to generate cell-based therapeutics that have been modified to express one or more proteins at sites of joint inflammation helping overcome the limitations of existing treatment approaches for chronic inflammatory and degenerative diseases of the joint.

“With present standards of care focused on limiting symptoms and slowing progression, optimal therapy for inflammatory, degenerative diseases of the joints represents a major unmet medical need and a significant commercial opportunity,” stated Samuel Broder, M.D., Senior Vice President and Head of Intrexon’s Health Sector. “With Intrexon's Better DNA® suite of proprietary technologies, our innovative engineered cell-based therapies may provide long-lasting effect while minimizing the repeated injections necessary with current treatments.”

Under the terms of the agreement, Intrexon will receive a technology access fee of $10 million in cash and reimbursement for all research and development costs. The agreement also provides for regulatory and commercial milestone payments to Intrexon for each collaboration product of up to $30 million and $22.5 million, respectively, as well as a low double-digit royalty based on the net sales from collaboration products.

About Fibrocell
Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs. Fibrocell’s most advanced product candidate, azficel-T, uses its proprietary autologous fibroblast technology and is in a Phase II clinical trial for the treatment of chronic dysphonia resulting from vocal cord scarring. In collaboration with Intrexon Corporation (NYSE:XON), a leader in synthetic biology, Fibrocell is also developing gene therapies for skin and joint diseases using gene-modified autologous fibroblasts. Fibrocell is in preclinical development of FCX-007, its orphan gene-therapy product candidate, for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). Fibrocell is also in preclinical development of FCX-013, its gene-therapy product candidate, for the treatment of linear scleroderma. In addition, Fibrocell and Intrexon will be commencing preclinical development of a gene-therapy for the treatment of chronic inflammatory and degenerative diseases of the joint, including arthritis and related conditions. For more information, visit www.fibrocell.com.

About Intrexon Corporation
Intrexon Corporation (NYSE:XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. The Company's integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com.

Fibrocell Trademarks
Fibrocell™ and Fibrocell Science® are trademarks of Fibrocell Science, Inc. and/or its affiliates.  All other names may be trademarks of their respective owners.

Intrexon Trademarks
Intrexon, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Fibrocell Forward-Looking Statements
This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include statements relating to: the potential for the collaboration to yield products to address chronic inflammatory and degenerative diseases of the joint; the potential advantages and commercial potential of any products that may be developed pursuant to the collaboration; and other statements regarding our future operations, financial performance and financial position, prospects, strategies and objectives and other future events.

Forward-looking statements are based upon management’s current expectations, intentions and beliefs and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others:  risks inherent in drug discovery and development; varying interpretation of market and preclinical data; the risk that results seen in preclinical studies may not be replicated in humans; our ability to maintain our collaborations with Intrexon; and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in our most recent Form 10-K and Form 10-Q filings, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the Securities and Exchange Commission. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Additionally, the forward-looking statements contained in this press release represent our views only as of the date of this release. While we may update certain forward-looking statements from time to time, we specifically disclaim any obligation to do so, whether as a result of new information, future developments or otherwise.

Intrexon Forward-Looking Statements
Some of the statements made in this press release are forward-looking statements.  These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business.  Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

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Investor & Media Relations Contact:
Karen Casey
Fibrocell Science, Inc.
405 Eagleview Boulevard
Exton, PA 19341
+1 (484) 713-6133
kcasey@fibrocell.com

Christopher Basta
Intrexon Corporation
Vice President, Investor Relations
+1 (561) 410-7052
investors@intrexon.com